EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2018 Fourth Quarter and Year-End Results and Announces 2018 Non-GAAP Operating Income* Guidance

Fourth Quarter Ended December 31, 2018
Net Loss Per Share - $1.00
Non-GAAP Operating Income Per Share* - $0.43
Net Realized Investment Losses and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - ($1.43)
Catastrophe and Storm Losses Per Share - $0.68
GAAP Combined Ratio - 102.0 percent

Year Ended December 31, 2018
Net Loss Per Share - $0.35
Non-GAAP Operating Income Per Share* - $1.09
Net Realized Investment Losses and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - ($1.44)
Catastrophe and Storm Losses Per Share - $2.23
GAAP Combined Ratio - 104.0 percent

2019 Non-GAAP Operating Income Guidance* - $1.35 to $1.55 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (February 7, 2019) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today reported a net loss of $21.5 million ($1.00 per share) for the fourth quarter ended December 31, 2018, compared to net income of $26.2 million ($1.23 per share) for the fourth quarter ended December 31, 2017. The net loss amount reported for the fourth quarter of 2018 includes a record $18.5 million ($0.68 per share after tax) of catastrophe and storm losses in the reinsurance segment, compared to $1.9 million ($0.06 per share after tax) of total catastrophe and storm losses incurred in the fourth quarter of 2017. The Company reported a net loss of $7.5 million ($0.35 per share) for the year ended December 31, 2018 compared to net income of $39.2 million ($1.84 per share) for the same period in 2017. Included in the net income amounts reported for the fourth quarter and year ended December 31, 2017 is a one-time $9.1 million deferred income tax benefit that resulted from the enactment of the Tax Cuts and Jobs Act (TCJA) in December of 2017.

As required by updated accounting guidance adopted by the Company on January 1, 2018, the net loss amounts reported for the fourth quarter and year ended December 31, 2018 include pre-tax decreases of $28.0 million and $28.8 million, respectively, in unrealized investment gains on the Company’s equity investments stemming from the decline in equity markets that occurred in December. Also contributing to the net loss amounts reported for the fourth quarter and year ended December 31, 2018 are $13.1 million and $12.4 million, respectively, of pre-tax realized investment losses. Included in these amounts is $11.9 million of losses recognized on its fixed maturity portfolio in the fourth quarter to realize an incremental 14 percent tax benefit by carrying these losses back to a prior tax year subject to the previous 35 percent federal corporate tax rate. The enactment of the TCJA lowered the federal corporate tax rate from 35 percent to 21 percent beginning in 2018.

The net income amounts reported for the fourth quarter and year ended December 31, 2017 reflect $4.4 million and $6.6 million, respectively, of pre-tax realized investment gains.

Non-GAAP operating income, which excludes net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains on equity investments from net income/loss, totaled $9.3 million ($0.43 per share) and $23.4 million ($1.09 per share) for the fourth quarter and year ended December 31, 2018. Non-GAAP operating income totaled $14.3 million ($0.67 per share) and $25.9 million ($1.22 per share) for the fourth quarter and year ended December 31, 2017. The 2017 amounts also exclude the deferred income tax benefit that resulted from the enactment of the TCJA in the fourth quarter of 2017, due to the one-time nature of this event.

“Nearly half of the record amount of catastrophe and storm losses incurred by the reinsurance segment in the fourth quarter are attributed to the California wildfires,” stated President and Chief Executive Officer Bruce G. Kelley. “The reinsurance industry is placing greater emphasis on this peril following the second consecutive year of significant wildfire losses. As a result, programs with wildfire losses received the largest rate level increases during the January 1 renewal season.”

“The transition out of personal lines business is proceeding according to plan. The majority of our agents that placed personal lines business with us have opted into our designed transition plan. This exit from personal lines is expected to only slightly impact our commercial lines business,” concluded Kelley.

The Company’s GAAP combined ratio was 102.0 percent in the fourth quarter of 2018, compared to 95.0 percent in the fourth quarter of 2017. For the year ended December 31, 2018 the GAAP combined ratio was 104.0 percent, compared to 102.2 percent in 2017.

On January 1, 2018, the Company adopted updated accounting guidance issued by the Financial Accounting Standards Board (FASB) which prohibits including components of net periodic pension and postretirement benefit costs/income, other than the service cost component, in any capitalized asset. In conjunction with the adoption of this updated guidance, management elected to report all components of net periodic pension and postretirement benefit income, other than the service cost component, as other income in the consolidated statements of income. The service cost component continues to be reported in other underwriting expenses. This change in reporting was applied retrospectively for comparison purposes and did not impact the net income or non-GAAP operating income amounts reported for the fourth quarters and years ended December 31, 2018 and 2017, as other income and other underwriting expenses increased by the same amounts; however, it did increase the acquisition expense ratios, and therefore the combined ratios, by 1.1 and 1.2 percentage points for the fourth quarter and year ended December 31, 2018, respectively, and 0.8 and 0.9 percentage points for the fourth quarter and year ended December 31, 2017, respectively.

Premiums earned increased 6.4 percent and 6.3 percent for the fourth quarter and year ended December 31, 2018, respectively. In the property and casualty insurance segment, premiums earned increased 5.8 percent and 4.9 percent for the fourth quarter and year ended December 31, 2018, respectively. These increases reflect small rate level increases on renewal business, an increase in retained policies in the commercial lines of business, and new business in commercial lines of business. In the reinsurance segment, premiums earned increased 8.6 percent and 11.1 percent for the fourth quarter and year ended December 31, 2018, respectively. These increases are attributed to increases in participation and higher estimated premiums achieved on existing multi-line contracts and a specialty casualty contract, and the addition of some new excess of loss business. These increases were partially offset by a continued decline in premiums reported by Mutual Re (formerly known as Mutual Reinsurance Bureau underwriting association) due to its withdrawal from non-standard automobile business.

Catastrophe and storm losses totaled $18.5 million ($0.68 per share after tax) in the fourth quarter of 2018, which were all attributable to the reinsurance segment. Included in this amount are losses of $6.3 million and $2.5 million, respectively, from the Camp and Woolsey wildfires in California, $3.0 million from Hurricane Michael and $2.5 million from Typhoon Jebi. The property and casualty insurance segment incurred approximately $2.1 million of catastrophe and storm losses in the fourth quarter of 2018. However, having filled the retention amounts under both semi-annual aggregate excess of loss treaties during the third quarter, all catastrophe and storm losses incurred during the fourth quarter were ceded to EMC Insurance Group Inc’s parent company, Employers Mutual Casualty Company (Employers Mutual). This brought the total amount of catastrophe and storm losses ceded to Employers Mutual by the property and casualty insurance segment to $4.4 million for the year ended December 31, 2018, compared to $18.1 million for the year ended December 31, 2017.

Catastrophe and storm losses totaled $1.9 million ($0.06 per share after tax) in the fourth quarter of 2017. In the property and casualty insurance segment, reductions in the estimates of catastrophe and storm losses that occurred during the first nine months of 2017 more than offset the catastrophe and storm losses incurred during the fourth quarter of 2017. This resulted in negative catastrophe and storm losses of $335,000. In the reinsurance segment, gross catastrophe and storm losses totaled $10.2 million in the fourth quarter of 2017. Having already filled the retention amount under the intercompany annual aggregate catastrophe excess of loss treaty with Employers Mutual, which had a retention of $20 million, a limit of $100 million, and a 20 percent co-participation, the reinsurance segment recovered $8.0 million from Employers Mutual under this program in the fourth quarter of 2017, bringing total recoveries to $16.9 million for 2017. Taking the loss recoveries received and the premiums paid to Employers Mutual into consideration, the intercompany reinsurance program reduced the reinsurance segment’s loss and settlement expense ratios by 19.2 and 9.0 percentage points for the fourth quarter and year ended December 31, 2017, respectively.

For the year ended December 31, 2018, catastrophe and storm losses totaled $60.9 million ($2.23 per share after tax), compared to $59.8 million ($1.82 per share after tax) for the same period in 2017. On a segment basis, catastrophe and storm losses totaled $37.0 million ($1.35 per share after tax) in the property and casualty insurance segment, and $23.9 million ($0.88 per share after tax) in the reinsurance segment for the year ended December 31, 2018, respectively. Only catastrophic events with total losses greater than $500,000 are subject to the terms of the reinsurance subsidiary’s annual aggregate treaty. Of the $23.9 million of catastrophe and storm losses incurred by the reinsurance segment in 2018, only $18.5 million of losses were subject to the terms of the treaty. Since this was less than the $20 million retention amount, no recoveries were made under this treaty in 2018. The reinsurance subsidiary did recover $5.2 million under the Industry Loss Warranties purchased in 2017 to provide additional protection in peak exposure territories. In accordance with the co-participation provision of the intercompany reinsurance program, the reinsurance subsidiary retained 20 percent of this recovery, with the remaining 80 percent ceded to Employers Mutual.

The Company reported $6.7 million ($0.24 per share after tax) and $18.7 million ($0.68 per share after tax) of favorable development on prior years’ reserves during the fourth quarter and year ended December 31, 2018, respectively, compared to $2.0 million ($0.06 per share after tax) and $19.6 million ($0.60 per share after tax) for the same periods in 2017. In the property and casualty insurance segment, favorable development totaled $2.8 million and $15.3 million for the fourth quarter and year ended December 31, 2018, compared to $180,000 and $15.7 million for the same periods in 2017. Included in the development amounts reported for the fourth quarter and year ended December 31, 2018 is $1.5 million of adverse development due to the strengthening of asbestos reserves. Included in the development amount reported for the year ended December 31, 2017 is $4.5 million of adverse development in the property and casualty insurance segment stemming from the settlement of claims for past and future legal fees and losses on a multi-year asbestos exposure associated with a former insured. The majority of the favorable development experienced in the fourth quarter of 2018 was attributable to reductions in the ultimate loss and settlement expense ratios for accident year 2017 in commercial property, and accident years 2013 and 2017 in commercial liability. This was partially offset by adverse development from commercial auto liability, where ultimate loss and settlement expense ratios for accident years 2015-2017 were increased due to higher expected ultimate claim severity. In the reinsurance segment, favorable development totaled $3.9 million and $3.4 million for the fourth quarter and year ended December 31, 2018 attributable to the 2017 accident year in the property excess of loss line of business, partially offset by unfavorable development attributable to the 2015 and 2016 accident years in the other liability line of business, compared to favorable development of $1.8 million and $3.9 million for the same periods in 2017.

Net investment income increased 6.2 percent and 4.7 percent to $12.5 million and $47.6 million for the fourth quarter and year ended December 31, 2018, from $11.8 million and $45.5 million for the same periods in 2017, respectively. These increases are primarily driven by an increase in the fixed maturity portfolio book yield, and to a lesser extent, growth in the fixed maturity portfolio.

The pre-tax realized investment losses of $13.1 million and $12.4 million reported for the fourth quarter and year ended December 31, 2018 include pre-tax realized investment losses of $1.0 million and $2.7 million, respectively, generated from changes in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy). Pre-tax realized investment gains of $4.4 million and $6.6 million for the fourth quarter and year ended December 31, 2017 include $1.7 million and $6.3 million, respectively, of pre-tax realized investment losses attributed to a decline in the carrying value of this limited partnership.

Other income totaled $2.4 million and $9.2 million for the fourth quarter and year ended December 31, 2018, respectively, and includes $1.9 million and $7.5 million of net periodic pension and postretirement benefit income, and $248,000 and $637,000 of foreign currency exchange gains. For the fourth quarter and year ended December 31, 2017, other income totaled $1.8 million and $4.8 million, respectively, and includes $1.3 million and $5.1 million of net periodic pension and postretirement benefit income, and $123,000 and $1.6 million of foreign currency exchange losses.

Income tax benefit totaled $9.3 million for the fourth quarter of 2018, compared to $1.6 million for the fourth quarter of 2017. For the year ended December 31, 2018, income tax benefit totaled $7.2 million compared to income tax expense of $578,000 for the year ended December 31, 2017. The 2018 amounts include $1.7 million of tax benefit stemming from the 14 percent tax differential realized from the carryback of realized investment losses to a tax year subject to the 35 percent tax rate.

The Company has made investments in limited liability companies that are designed to provide a return on investment through the receipt of renewable energy tax credits. The tax credits amounted to approximately $685,000 in 2018 and approximately $815,000 in 2017.

At December 31, 2018, consolidated assets totaled $1.7 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $565.8 million, a decrease of 6.3 percent from December 31, 2017. Book value of the Company’s common stock decreased 7.0 percent to $26.18 per share from $28.14 per share at December 31, 2017, primarily due to the net loss reported for 2018, a decline in unrealized investment gains on the fixed maturity portfolio, and the cash dividend paid to stockholders.

Management is projecting 2019 non-GAAP operating income guidance within a range of $1.35 to $1.55 per share. This guidance is based on a projected GAAP combined ratio of 102.2 percent for the year, and includes a load of 9.0 points for catastrophe and storm losses. The guidance also assumes a mid-single digit increase in investment income and an effective tax rate in the mid-teens.

The Company will hold an earnings conference call at noon Eastern time on Thursday, February 7, 2019, to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the fourth quarter and year ended December 31, 2018, as well as its expectations for 2019. Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180). There will not be a question and answer session following management’s prepared remarks due to the pending non-binding indicative proposal submitted by Employers Mutual on November 15, 2018 to purchase all of the outstanding common stock of EMC Insurance Group Inc. it does not own.

Members of the news media, investors and the general public are invited to access a live webcast of the earnings conference call via the Company’s investor relations page at investors.emcins.com. The webcast will be archived and available for replay for approximately 90 days following the earnings conference call. A transcript will be available on the Company’s website shortly after the completion of the earnings conference call.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rate;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains/losses on equity investments from net income/loss. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. Prior to 2018, investments in equity investments were classified as available-for-sale and changes in unrealized investment gains/losses on equity investments were recognized in other comprehensive income. Effective January 1, 2018, the Company adopted the updated financial instruments guidance issued by the FASB, which requires changes in the unrealized investment gains/losses on equity investments to be recognized in net income/loss rather than other comprehensive income. Changes in unrealized investment gains/losses on equity investments are not predictable due to changing market conditions and are therefore also excluded from the calculation of non-GAAP operating income.

Management’s operating income guidance is also considered a non-GAAP financial measure. For the reasons noted above, management is unable to accurately project the amount of net income/loss that will result from realized investment gains/losses and changes in the unrealized investment gains/losses on equity investments, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income/loss.

RECONCILIATION OF NET INCOME/LOSS TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(21,545)	$26,184	$(7,468)	$39,238
Realized investment (gains) losses	13,095	(4,390)	12,414	(6,556)
Change in unrealized investment gains on equity investments	28,039	XXXX	28,838	XXXX
Income tax expense (benefit)	(10,328)	1,537	(10,353)	2,295
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	30,806	(2,853)	30,899	(4,261)
Impact of TCJA at enactment	—	(9,057)	—	(9,057)
Non-GAAP operating income	$9,261	$14,274	$23,431	$25,920

RECONCILIATION OF NET INCOME/LOSS PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(1.00)	$1.23	$(0.35)	$1.84
Realized investment (gains) losses	0.61	(0.21)	0.58	(0.31)
Change in unrealized investment gains on equity investments	1.30	XXXX	1.34	XXXX
Income tax expense (benefit)	(0.48)	0.07	(0.48)	0.11
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	1.43	(0.14)	1.44	(0.20)
Impact of TCJA at enactment	—	(0.42)	—	(0.42)
Non-GAAP operating income	$0.43	$0.67	$1.09	$1.22

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Loss and settlement expense ratio	57.1%	58.9%	67.2%	64.1%
Catastrophe and storm losses	—%	0.3%	(7.5)%	(6.3)%
Favorable development on prior years' reserves	2.2%	0.1%	3.1%	3.3%
Underlying loss and settlement expense ratio	59.3%	59.3%	62.8%	61.1%

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended December 31, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$129,107	$38,636	$—	$167,743
Investment income, net	8,998	3,522	17	12,537
Other income	2,114	326	—	2,440
	140,219	42,484	17	182,720
Losses and expenses:
Losses and settlement expenses	73,730	42,433	—	116,163
Dividends to policyholders	2,049	—	—	2,049
Amortization of deferred policy acquisition costs	22,215	8,084	—	30,299
Other underwriting expenses	21,111	1,483	—	22,594
Interest expense	171	—	—	171
Other expenses	443	—	737	1,180
	119,719	52,000	737	172,456
Operating income (loss) before income taxes	20,500	(9,516)	(720)	10,264
Net realized investment gains (losses) and change in unrealized investment gains on equity investments	(27,002)	(14,143)	11	(41,134)
Loss before income taxes	(6,502)	(23,659)	(709)	(30,870)
Income tax benefit:
Current	1,266	(3,853)	(117)	(2,704)
Deferred	(4,405)	(2,195)	(21)	(6,621)
	(3,139)	(6,048)	(138)	(9,325)
Net loss	$(3,363)	$(17,611)	$(571)	$(21,545)
Average shares outstanding				21,609,561
Per Share Data:
Net loss per share - basic and diluted	$(0.15)	$(0.82)	$(0.03)	$(1.00)
Catastrophe and storm losses (after tax)	$—	$0.68	$—	$0.68
Favorable development on prior years' reserves (after tax)	$0.10	$0.14	$—	$0.24
Dividends per share				$0.23
Other Information of Interest:
Premiums written	$106,268	$40,906	$—	$147,174
Catastrophe and storm losses	$—	$18,496	$—	$18,496
Favorable development on prior years' reserves	$(2,829)	$(3,859)	$—	$(6,688)
GAAP Ratios:
Loss and settlement expense ratio	57.1%	109.8%	—	69.3%
Acquisition expense ratio	35.2%	24.8%	—	32.7%
Combined ratio	92.3%	134.6%	—	102.0%

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Quarter ended December 31, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$122,062	$35,582	$—	$157,644
Investment income, net	8,445	3,350	5	11,800
Other income (loss)[1]	1,826	(62)	—	1,764
	132,333	38,870	5	171,208
Losses and expenses:
Losses and settlement expenses	71,906	26,974	—	98,880
Dividends to policyholders	2,426	—	—	2,426
Amortization of deferred policy acquisition costs	20,548	7,588	—	28,136
Other underwriting expenses[1]	19,117	1,235	—	20,352
Interest expense	84	—	—	84
Other expenses	548	—	585	1,133
	114,629	35,797	585	151,011
Operating income (loss) before income taxes	17,704	3,073	(580)	20,197
Realized investment gains	1,863	2,527	—	4,390
Income (loss) before income taxes	19,567	5,600	(580)	24,587
Income tax expense (benefit):
Current	4,823	1,438	(175)	6,086
Deferred[2]	(4,171)	(3,471)	(41)	(7,683)
	652	(2,033)	(216)	(1,597)
Net income (loss)	$18,915	$7,633	$(364)	$26,184
Average shares outstanding				21,417,785
Per Share Data:
Net income (loss) per share - basic and diluted	$0.88	$0.36	$(0.01)	$1.23
Catastrophe and storm losses (after tax)	$(0.01)	$0.07	$—	$0.06
Favorable development on prior years' reserves (after tax)	$—	$0.06	$—	$0.06
Dividends per share				$0.22
Other Information of Interest:
Premiums written	$98,818	$36,929	$—	$135,747
Catastrophe and storm losses	$(335)	$2,234	$—	$1,899
Favorable development on prior years' reserves	$(180)	$(1,822)	$—	$(2,002)
GAAP Ratios:
Loss and settlement expense ratio	58.9%	75.8%	—	62.7%
Acquisition expense ratio[1]	34.5%	24.8%	—	32.3%
Combined ratio[1]	93.4%	100.6%	—	95.0%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

[2]The amounts for 2017 reflect $9.1 million of deferred income tax benefit ($5.8 million for the property and casualty insurance segment, $3.2 million for the reinsurance segment, and $13,000 for the parent company) from the decline in the United States federal corporate tax rate from 35 percent to 21 percent that was enacted on December 22, 2017.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Year ended December 31, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$495,447	$149,736	$—	$645,183
Investment income, net	34,070	13,523	44	47,637
Other income	8,444	715	—	9,159
	537,961	163,974	44	701,979
Losses and expenses:
Losses and settlement expenses	332,921	124,238	—	457,159
Dividends to policyholders	9,209	—	—	9,209
Amortization of deferred policy acquisition costs	83,869	31,934	—	115,803
Other underwriting expenses	85,967	2,857	—	88,824
Interest expense	654	—	—	654
Other expenses	1,202	—	2,552	3,754
	513,822	159,029	2,552	675,403
Operating income (loss) before income taxes	24,139	4,945	(2,508)	26,576
Net realized investment losses and change in unrealized investment gains on equity investments	(28,227)	(12,935)	(90)	(41,252)
Loss before income taxes	(4,088)	(7,990)	(2,598)	(14,676)
Income tax benefit:
Current	106	(821)	(510)	(1,225)
Deferred	(3,882)	(2,076)	(25)	(5,983)
	(3,776)	(2,897)	(535)	(7,208)
Net loss	$(312)	$(5,093)	$(2,063)	$(7,468)
Average shares outstanding				21,549,436
Per Share Data:
Net loss per share - basic and diluted	$(0.01)	$(0.24)	$(0.10)	$(0.35)
Catastrophe and storm losses (after tax)	$1.35	$0.88	$—	$2.23
Favorable development on prior years' reserves (after tax)	$0.56	$0.12	$—	$0.68
Dividends per share				$0.89
Book value per share				$26.18
Effective tax rate				49.1%
Net loss as a percent of beg. SH equity				(1.2)%
Other Information of Interest:
Premiums written	$510,525	$150,518	$—	$661,043
Catastrophe and storm losses	$37,000	$23,870	$—	$60,870
Favorable development on prior years' reserves	$(15,318)	$(3,366)	$—	$(18,684)
GAAP Ratios:
Loss and settlement expense ratio	67.2%	83.0%	—	70.9%
Acquisition expense ratio	36.1%	23.2%	—	33.1%
Combined ratio	103.3%	106.2%	—	104.0%

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Year ended December 31, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$472,369	$134,789	$—	$607,158
Investment income, net	32,670	12,771	38	45,479
Other income (loss)[1]	6,283	(1,519)	—	4,764
	511,322	146,041	38	657,401
Losses and expenses:
Losses and settlement expenses	302,973	118,996	—	421,969
Dividends to policyholders	7,610	—	—	7,610
Amortization of deferred policy acquisition costs	79,734	29,176	—	108,910
Other underwriting expenses[1]	79,245	2,673	—	81,918
Interest expense	337	—	—	337
Other expenses	1,128	—	2,269	3,397
	471,027	150,845	2,269	624,141
Operating income (loss) before income taxes	40,295	(4,804)	(2,231)	33,260
Realized investment gains	4,896	1,660	—	6,556
Income (loss) before income taxes	45,191	(3,144)	(2,231)	39,816
Income tax expense (benefit):
Current	10,388	(1,606)	(778)	8,004
Deferred[2]	(2,963)	(4,447)	(16)	(7,426)
	7,425	(6,053)	(794)	578
Net income (loss)	$37,766	$2,909	$(1,437)	$39,238
Average shares outstanding				21,326,358
Per Share Data:
Net income (loss) per share - basic and diluted	$1.77	$0.14	$(0.07)	$1.84
Catastrophe and storm losses (after tax)	$0.90	$0.92	$—	$1.82
Favorable development on prior years' reserves (after tax)	$0.48	$0.12	$—	$0.60
Dividends per share				$0.85
Book value per share				$28.14
Effective tax rate				1.5%
Net income as a percent of beg. SH equity				7.1%
Other Information of Interest:
Premiums written	$484,027	$132,274	$—	$616,301
Catastrophe and storm losses	$29,587	$30,230	$—	$59,817
Favorable development on prior years' reserves	$(15,735)	$(3,884)	$—	$(19,619)
GAAP Ratios:
Loss and settlement expense ratio	64.1%	88.3%	—	69.5%
Acquisition expense ratio[1]	35.3%	23.6%	—	32.7%
Combined ratio[1]	99.4%	111.9%	—	102.2%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

[2]The amounts for 2017 reflect $9.1 million of deferred income tax benefit ($5.8 million for the property and casualty insurance segment, $3.2 million for the reinsurance segment, and $13,000 for the parent company) from the decline in the United States federal corporate tax rate from 35 percent to 21 percent that was enacted on December 22, 2017.

CONSOLIDATED BALANCE SHEETS
	December 31, 2018	December 31, 2017
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,273,132 and $1,253,166)	$1,282,909	$1,275,016
Equity investments, at fair value (cost $160,371 and $144,274)	215,363	228,115
Equity investments, at alternative measurement of cost less impairments	1,200	—
Other long-term investments	19,316	13,648
Short-term investments	28,204	23,613
Total investments	1,546,992	1,540,392

Cash	337	347
Reinsurance receivables due from affiliate	37,361	31,650
Prepaid reinsurance premiums due from affiliate	8,789	12,789
Deferred policy acquisition costs (affiliated $44,440 and $40,848)	44,760	41,114
Amounts due from affiliate to settle inter-company transaction balances	5,154	—
Prepaid pension and postretirement benefits due from affiliate	17,691	20,683
Accrued investment income	10,468	11,286
Amounts receivable under reverse repurchase agreements	—	16,500
Accounts receivable	1,658	1,604
Income taxes recoverable	6,697	—
Goodwill	942	942
Other assets (affiliated $4,510 and $4,423)	4,629	4,633
Total assets	$1,685,478	$1,681,940

LIABILITIES
Losses and settlement expenses (affiliated $771,872 and $726,413)	$777,190	$732,612
Unearned premiums (affiliated $267,064 and $256,434)	268,511	257,797
Other policyholders' funds (all affiliated)	8,807	10,013
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	367
Pension benefits payable to affiliate	4,070	4,185
Income taxes payable	—	544
Deferred income taxes	4,908	15,020
Other liabilities (affiliated $31,121 and $27,520)	31,210	32,556
Total liabilities	1,119,696	1,078,094

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,615,105 shares in 2018 and 21,455,545 shares in 2017	21,615	21,455
Additional paid-in capital	128,451	124,556
Accumulated other comprehensive income	1,620	83,384
Retained earnings	414,096	374,451
Total stockholders' equity	565,782	603,846
Total liabilities and stockholders' equity	$1,685,478	$1,681,940

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended December 31,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$33,341	$30,317	90.9%	$30,949	$25,989	84.0%
Property	29,466	2,159	7.3%	28,611	8,347	29.2%
Workers' compensation	25,319	18,435	72.8%	25,133	15,881	63.2%
Other liability	28,448	17,564	61.7%	25,296	15,188	60.0%
Other	2,474	807	32.6%	2,210	878	39.7%
Total commercial lines	119,048	69,282	58.2%	112,199	66,283	59.1%

Personal lines	10,059	4,448	44.2%	9,863	5,623	57.0%
Total property and casualty insurance	$129,107	$73,730	57.1%	$122,062	$71,906	58.9%

Reinsurance
Pro rata reinsurance	$10,983	$9,106	82.9%	$11,455	$5,883	51.4%
Excess of loss reinsurance	27,653	33,327	120.5%	24,127	21,091	87.4%
Total reinsurance	$38,636	$42,433	109.8%	$35,582	$26,974	75.8%

Consolidated	$167,743	$116,163	69.3%	$157,644	$98,880	62.7%

	Year ended December 31,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$128,496	$106,266	82.7%	$118,224	$100,915	85.4%
Property	108,525	59,634	54.9%	108,162	59,638	55.1%
Workers' compensation	99,699	70,410	70.6%	100,552	57,332	57.0%
Other liability	110,400	67,061	60.7%	98,674	56,021	56.8%
Other	9,256	412	4.4%	8,719	1,655	19.0%
Total commercial lines	456,376	303,783	66.6%	434,331	275,561	63.4%

Personal lines	39,071	29,138	74.6%	38,038	27,412	72.1%
Total property and casualty insurance	$495,447	$332,921	67.2%	$472,369	$302,973	64.1%

Reinsurance
Pro rata reinsurance	$44,610	$27,281	61.2%	$44,636	$29,862	66.9%
Excess of loss reinsurance	105,126	96,957	92.2%	90,153	89,134	98.9%
Total reinsurance	$149,736	$124,238	83.0%	$134,789	$118,996	88.3%

Consolidated	$645,183	$457,159	70.9%	$607,158	$421,969	69.5%

PREMIUMS WRITTEN
	Three months ended December 31, 2018		Three months ended December 31, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$28,063	19.1%	$26,210	19.3%	7.1%
Property	25,674	17.4%	22,386	16.5%	14.7%
Workers' compensation	19,260	13.1%	18,278	13.4%	5.4%
Other liability	22,318	15.1%	20,634	15.2%	8.2%
Other	2,014	1.4%	1,739	1.3%	15.8%
Total commercial lines	97,329	66.1%	89,247	65.7%	9.1%

Personal lines	8,939	6.1%	9,571	7.1%	(6.6)%
Total property and casualty insurance	$106,268	72.2%	$98,818	72.8%	7.5%

Reinsurance
Pro rata reinsurance	$12,004	8.2%	$12,107	8.9%	(0.9)%
Excess of loss reinsurance	28,902	19.6%	24,822	18.3%	16.4%
Total reinsurance	$40,906	27.8%	$36,929	27.2%	10.8%

Consolidated	$147,174	100.0%	$135,747	100.0%	8.4%

	Year ended December 31, 2018		Year ended December 31, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$132,684	20.1%	$123,969	20.0%	7.0%
Property	122,526	18.5%	110,211	17.9%	11.2%
Workers' compensation	99,506	15.0%	101,303	16.4%	(1.8)%
Other liability	107,017	16.2%	100,851	16.4%	6.1%
Other	9,588	1.5%	8,965	1.5%	7.0%
Total commercial lines	471,321	71.3%	445,299	72.2%	5.8%

Personal lines	39,204	5.9%	38,728	6.3%	1.2%
Total property and casualty insurance	$510,525	77.2%	$484,027	78.5%	5.5%

Reinsurance
Pro rata reinsurance	$44,648	6.8%	$42,203	6.9%	5.8%
Excess of loss reinsurance	105,870	16.0%	90,071	14.6%	17.5%
Total reinsurance	$150,518	22.8%	$132,274	21.5%	13.8%

Consolidated	$661,043	100.0%	$616,301	100.0%	7.3%

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589

steve.t.walsh@emcins.com                 lisa.l.hamilton@emcins.com